Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE APPOINTS VICE CHAIRMAN

Raymond J. Quinlan to Lead Consumer Banking Business Post Separation

NEWARK, Del., Jan. 16, 2014 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today announced the appointment of Mr. Raymond J. Quinlan who becomes the company’s Vice Chairman, an executive officer position of SLM Corporation. Mr. Quinlan will be appointed to the Boards of Directors of the company and Sallie Mae Bank.

His initial responsibilities will be to work with company management and the Boards of Directors of the company and the Bank to complete ongoing preparation of the company’s consumer banking business, including the Bank, for separation from the company’s education loan management business, as previously announced in the company’s public filings (the “Separation and Distribution”). Upon the Separation and Distribution, Mr. Quinlan will assume the roles of Executive Chairman of the Board and Chief Executive Officer of the publicly-traded successor to SLM Corporation, which will continue to own Sallie Mae Bank and various, related, consumer finance businesses.

“I welcome Ray at this pivotal time in Sallie Mae Bank’s transition. His in-depth experience will be invaluable as we prepare for the planned separation,” said Jack Remondi, President and Chief Executive Officer of SLM Corporation.

Mr. Quinlan arrives from CIT Group where he served as Executive Vice President, Banking since 2010. He has been a bank industry executive for more than 30 years, having served as Chairman and CEO of the Citicorp Retail Financial Services businesses that include Citibank, CitiFinancial, and Primerica Financial Services. While at Citicorp, Mr. Quinlan also launched Citibank Direct, a full service Internet bank. He has also previously served as Executive Chairman of Coastal States Bank.

Joe DePaulo will continue to serve as Executive Vice President of Banking and Finance until the separation and will continue to work on the transition of Sallie Mae Bank. Upon separation, Mr. DePaulo will lead the development and execution of Sallie Mae Bank’s consumer lending business.

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Forward-Looking Statements

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release, including the planned separation of Sallie Mae’s portfolios holding federally guaranteed and private education loans, as well as most related servicing and collections activities, from the private education loan origination and servicing business, including Sallie Mae Bank and the private loans it currently holds, and the expected financial results of the two companies after the separation. Statements that are not historical facts, including statements about Sallie Mae’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Sallie Mae’s Annual Report on Form 10-K for the year ended Dec. 31, 2012; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which Sallie Mae is a party; credit risk associated with Sallie Mae’s exposure to third parties, including counterparties to Sallie Mae’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). Sallie Mae could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of Sallie Mae’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. Sallie Mae does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations except as required by law. In addition, the planned separation transaction and the terms, details, asset allocations, timing and implementation are all subject to change as Sallie Mae continues to consider, analyze and work on the implementation of the foregoing.

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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include Upromise rewards, scholarship search tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-283-4036, martha.holler@SallieMae.com Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com

Investors:	Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com

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